Exhibit 99.1

AGS REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

•	Fourth Quarter Revenue of $77.8 Million Grew 8% Year-Over-Year
•	Fourth Quarter Recurring Revenue of $51.6 Million Grew 5% Year-Over-Year
•	Quarterly EGM Units Sold of 1,283 Grew 11% Year-Over-Year
•	Fourth Quarter Net Income Attributable to PlayAGS, Inc. of $1.4 Million Increased Year-Over-Year from a Net Loss of $10.3 Million
•	Record Quarterly Adjusted EBITDA (non-GAAP) of $37.3 Million Increased 18% Year-Over-Year

LAS VEGAS, MARCH 4, 2020 - AGS (NYSE: AGS) ("AGS", "us", "we", or the "Company") today reported operating results for its fourth quarter and full year ended December 31, 2019.

“Fourth quarter Adjusted EBITDA growth of 18% year-over-year was driven by strong EGM and Table Products performance, with continued demand for titles on Orion Portrait, as well as our Super 4 Progressive for table games. 2020 is one of — if not the most — significant product launch years in AGS’ history, with the Orion Rise, the Orion Curve, the Starwall and the Pax S card shuffler all debuting on casino floors this year. We feel confident that this lineup of new products, along with brand extensions and innovative offerings on our current portfolio, will provide meaningful long-term growth opportunities for AGS.”

Summary of the Three and Twelve Months Ended December 31, 2019 and 2018

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Revenues:
EGM	$ 73,710	$ 68,664	7.3%	$ 289,642	$ 271,025	6.9%
Table Products	2,757	2,137	29.0%	10,194	7,651	33.2%
Interactive	1,319	1,294	1.9%	4,878	6,623	(26.3)%
Total revenues	$ 77,786	$ 72,095	7.9%	$ 304,714	$ 285,299	6.8%
Operating income	$ 7,815	$ 1,918	307.5%	$ 23,737	$ 25,290	(6.1)%
Net income (loss) attributable to PlayAGS, Inc.	$ 1,423	$ (10,345)	(113.8)%	$ (11,752)	$ (20,846)	(43.6)%
Income (loss) per share	$ 0.04	$ (0.29)	(113.8)%	$ (0.33)	$ (0.61)	(45.9)%

Adjusted EBITDA:
EGM	$ 36,630	$ 32,174	13.8%	$ 144,718	$ 137,371	5.3%
Table Products	1,005	258	289.5%	3,699	942	292.7%
Interactive	(370)	(884)	(58.1)%	(2,355)	(2,107)	11.8%
Total Adjusted EBITDA(1)	$ 37,265	$ 31,548	18.1%	$ 146,062	$ 136,206	7.2%
Total Adjusted EBITDA margin(2)	47.9%	43.8%	410 bps	47.9%	47.7%	20 bps

Fourth Quarter 2019 Financial Highlights

•	Total revenue increased 8% to $77.8 million, driven by EGM sales and increased gaming operations, or recurring revenue, from our EGM and Table Products segments.
•	Recurring revenue increased 5% to $51.6 million, driven by an increase in our domestic EGM and Table Products installed base.(3)
•	EGM sold units increased 11% to 1,283 compared to 1,159 in the prior year, led by sales of Orion Portrait and the recently introduced Orion Upright.
•

Net income of $1.4 million increased year-over-year from a net loss of $10.3 million due to an increase in operating income.  The prior year also included a non-cash, pre-tax impairment of goodwill of $4.8 million and $2.0 million of debt modification-related expenses, both of which were not present in the current year.

•

Total Adjusted EBITDA (non-GAAP)(1) increased 18% to a quarterly record of $37.3 million, driven by increased contributions from our EGM and Table Products segments, in addition to reduced operating expenses in our Interactive segment.

•

Total Adjusted EBITDA margin (non-GAAP)(1) increased to 48% in the fourth quarter of 2019 compared to 44% in the prior year, driven by several different factors, most notably due to increased contributions from all three of our segments and reduced operating costs.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

(3) "Domestic" includes both the United States and Canada.

EGM

Three and Twelve Months Ended December 31, 2019 compared to Three and Twelve Months Ended December 31, 2018

(Amounts in thousands, except unit data)	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
EGM segment revenues:
Gaming operations	$47,586	$45,508	4.6%	$196,101	$187,809	4.4%
Equipment sales	26,124	23,156	12.8%	93,541	83,216	12.4%
Total EGM revenues	$73,710	$68,664	7.3%	$289,642	$271,025	6.9%

EGM Adjusted EBITDA	$36,630	$32,174	13.8%	$144,718	$137,371	5.3%

EGM unit information:
VLT	512	797	(35.8)%	512	797	(35.8)%
Class II	12,415	11,790	5.3%	12,415	11,790	5.3%
Class III	5,441	3,709	46.7%	5,441	3,709	46.7%
Domestic installed base, end of period	18,368	16,296	12.7%	18,368	16,296	12.7%
International installed base, end of period	8,497	8,351	1.7%	8,497	8,351	1.7%
Total installed base, end of period	26,865	24,647	9.0%	26,865	24,647	9.0%

Installed base - Oklahoma	10,171	7,643	33.1%	10,171	7,643	33.1%
Installed base - non-Oklahoma	8,197	8,653	(5.3)%	8,197	8,653	(5.3)%
Domestic installed base, end of period	18,368	16,296	12.7%	18,368	16,296	12.7%

Domestic revenue per day	$24.97	$26.41	(5.5)%	$25.65	$27.02	(5.1)%
International revenue per day	$7.65	$8.07	(5.2)%	$8.13	$8.41	(3.3)%
Total revenue per day	$19.52	$20.20	(3.4)%	$20.10	$20.96	(4.1)%

Domestic EGM units sold	1,173	1,159	1.2%	4,600	4,341	6.0%
International EGM units sold	110	-	100.0%	279	46	506.5%
Total EGM units sold	1,283	1,159	10.7%	4,879	4,387	11.2%

Domestic average sales price	$17,833	$18,782	(5.1)%	$18,302	$18,383	(0.4)%

EGM Quarterly Highlights

Domestic Gaming Operations
•	Domestic gaming operations revenue increased $2.1 million, or 5%, driven by the acquisition of Integrity Gaming Corp. ("Integrity") in February 2019.
•	Domestic EGM revenue per day ("RPD") decreased 5% to $24.97 compared to $26.41 in the prior year period driven by incremental units in Oklahoma that yield lower RPD than our domestic average.
•	Domestic non-Oklahoma RPD increased 7% to $35.63 compared to $33.35 in the prior year period driven by improved performance in markets such as Washington, Florida, and the Midwest.(4)
•

Oklahoma RPD decreased 12% to $18.15 compared to $20.70 in the prior year driven by the decrease in product performance that was discussed in previous quarterly results and the impact of EGMs purchased from Integrity.  Oklahoma RPD was flat sequentially signaling stabilization as a result of some of our efforts to improve performance.

•	Domestic EGM installed base grew by 2,072 units year-over-year, driven by the acquisition of 2,500 EGMs from Integrity, and offset by a sale of 327 previously leased, lower-yielding Oklahoma units to a distributor.(5) The prior year installed base included 280 VLT units that were purchased in an end-of-lease buyout.(6)
International Gaming Operations
•	International gaming operations revenue was relatively flat year-over-year.
•	International RPD decreased by $0.42, or 5%, driven primarily by placements into new markets and properties in Mexico that have lower yields than our average international RPD.
Equipment Sales
•

EGM equipment sales revenue increased 13%, to $26.1 million, driven by increased EGM unit sales as well as the sale of 327 previously leased, lower-yielding Oklahoma units to a distributor as part of our ongoing strategic management of our installed base. The 327 units were not included in our sold unit count or domestic average sales price ("ASP") for the current period.

•	EGM sales of 1,283 units included 1,173 domestic units, of which more than 50% were sold into early-entry markets such as Canada, Arkansas, Nevada, and Washington.
•	Domestic ASP for EGMs decreased to $17,833 due primarily to a large sale to a single customer in the quarter. When normalized for the impact of the large sale, we estimate that ASP was $18,250.
Segment Highlights
•	The new Orion Upright footprint(7) grew to more than 630 units and accounted for 24% of sales in the quarter with placements in several early-entry markets such as Arizona, Canada, New Mexico, Michigan, and Oregon as well as ramping markets such as Florida and California. Placements were driven by our proven legacy games such as Golden Wins and new games such as Imperial Luck.
•	The Orion Portrait footprint(7) increased to more than 9,000 units, up 79% year-over-year and accounted for 57% of sales in the quarter.
•	Placed 670 Orion Portraits with our hit title Rakin' Bacon! in the quarter.

(4) Excludes the positive impact of the removal of 280 VLT units which are lower yielding than our domestic average.

(5) The 327 units were not included in our sold unit count or ASP for the current period.

(6) The VLT units were not included in our sold unit count for either period (130 units were sold in the first quarter of 2019 and 150 units were sold in the second quarter of 2019).

(7) Footprint includes sold and leased units.

Table Products

Three and Twelve Months Ended December 31, 2019 compared to Three and Twelve Months Ended December 31, 2018

(Amounts in thousands, except unit data)	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Table Products segment revenues:
Gaming operations	$2,653	$2,120	25.1%	$9,555	$7,377	29.5%
Equipment sales	104	17	511.8%	639	274	133.2%
Total Table Products revenues	$2,757	$2,137	29.0%	$10,194	$7,651	33.2%

Table Products Adjusted EBITDA	$1,005	$258	289.5%	$3,699	$942	292.7%

Table Products unit information:
Table Products installed base, end of period	3,766	3,162	19.1%	3,766	3,162	19.1%
Average monthly lease price	$239	$224	6.7%	230	$218	5.5%

Table Products Quarterly Highlights

•	Total Table Products revenue increased 29% to $2.8 million, driven by an increase of 604 recurring units and increased equipment sales compared to the prior year.
•

Record Table Products recurring revenue increased $0.5 million, or 25%, driven by the continued growth of our progressive and premium offerings as well as growth of the recently introduced Dex S card shuffler.

•	Installed base of table game progressives reached more than 1,300 units, up 38% year-over-year, driving a 7% increase in average monthly lease price due to increased placements of our Royal 9 Baccarat Progressive, Blackjack Match Progressive, and Super 4 Blackjack games.
•	Revenue from our premium offerings increased 19% to $0.4 million due to increased placements of Criss Cross Poker.
•	Equipment sales revenue increased driven by sales of our table signage and to a lesser extent the recently launched Dex S card shuffler.
•	Adjusted EBITDA increased $0.7 million, or 290%, driven by increased revenue and relatively flat operating expenses compared to the prior year.
•	Installed more than 100 progressive units in the quarter, with key installs in Arizona and Ontario.

Interactive

Three and Twelve Months Ended December 31, 2019 compared to Three and Twelve Months Ended December 31, 2018

(Amounts in thousands)	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Interactive segment revenue:
Social gaming revenue	$713	$1,114	(36.0)%	$3,319	$6,147	(46.0)%
Real-money gaming revenue	606	180	236.7%	1,559	476	227.5%
Total Interactive revenue	$1,319	$1,294	1.9%	$4,878	$6,623	(26.3)%

Interactive Adjusted EBITDA	$(370)	$(884)	(58.1)%	$(2,355)	$(2,107)	11.8%

Interactive Quarterly Highlights

•	The increase in Interactive Adjusted EBITDA is primarily due to an increase in real-money gaming ("RMG") revenue and decreased operating costs.
•	RMG revenue increased $0.4 million driven by the continued launch of our proven land-based EGM content in the European RMG market as well as our recent launch into the New Jersey RMG market.
•	Our RMG platform is now live in New Jersey with four operators, three of which went live in the fourth quarter: Golden Nugget, Resorts Digital Gaming, and Mohegan Sun.
•	Total revenue remained relatively flat while Interactive Adjusted EBITDA increased $0.5 million compared to the prior year as a result of strategically optimizing our user acquisition costs and restructuring within our social business.

Balance Sheet Review

As of December 31, 2019, we had $13.2 million in cash and cash equivalents compared to $70.7 million at December 31, 2018. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of December 31, 2019, was approximately $520.6 million compared to $468.1 million at December 31, 2018. Net debt as of December 31, 2019 increased by $52.5 million compared to December 31, 2018, primarily driven by the acquisition of Integrity. Our Total Net Debt Leverage Ratio increased from 3.4 times at December 31, 2018, to 3.6 times at December 31, 2019, see Total Net Debt Leverage Ratio Reconciliation below.(8) Capital expenditures decreased $4.6 million to $17.4 million in the fourth quarter, compared to $22.0 million in the prior year period due to a reduction in domestic EGM units placed on lease compared to the prior year period.

Full year free cash flow(8) of $16.9 million remained flat compared to the prior year period due to an increase in cash from operations of $4.9 million and offset by an increase in capital expenditures of $4.9 million driven by the development of new products and increased placement fee arrangements, see Free Cash Flow Reconciliation below.

Approximately $48.7 million remained available under the $50 million share repurchase program as of December 31, 2019 and there were no open market purchases of common stock in the fourth quarter.

2020 Outlook

We expect to generate total adjusted EBITDA of $148 - $153 million in 2020, representing growth of approximately 1% - 5% compared to the prior year period. We expect 2020 capital expenditures to be in the range of $67 - $71 million.

The Company’s full-year 2020 Adjusted EBITDA guidance does not take into consideration potential regulatory risk related to a property in Texas, as identified in our Risk Factors on page 13 of our latest 10-K, issued today.  Additionally, the Company’s guidance does not contemplate any potential impact related to the COVID-19 virus.

(Amounts in millions)	2019 Actual Results	2020 Guidance	Growth Percentage
Adjusted EBITDA	$146.1	$148 - $153	1% - 5%
Capex	$71.1	$67 - $71	(6%) - 0%

(8) Total Adjusted EBITDA, total net debt leverage ratio, free cash flow, and adjusted total net debt leverage ratio, are non-GAAP measures see non-GAAP reconciliation below.

Conference Call and Webcast

On March 4, 2020, at 5 p.m. EST, AGS leadership will host a conference call to present the fourth quarter and full year 2019 results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q4 2019 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Media & Investor Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations

jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations

skopjo@playags.com

©2020 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under the section entitled “Risk Factors” its annual report on Form 10-K filed with the Securities and Exchange Commission, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$13,162	$70,726
Restricted cash	20	78
Accounts receivable, net of allowance of $723 and $855 respectively	61,224	44,704
Inventories	32,875	27,438
Prepaid expenses	2,983	3,566
Deposits and other	5,332	4,231
Total current assets	115,596	150,743
Property and equipment, net	103,598	91,547
Goodwill	287,049	277,263
Intangible assets	230,451	196,898
Deferred tax asset	4,965	2,544
Operating lease assets	11,543	—
Other assets	9,176	12,347
Total assets	$762,378	$731,342

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,598	$14,821
Accrued liabilities	34,840	26,659
Current maturities of long-term debt	6,038	5,959
Total current liabilities	56,476	47,439
Long-term debt	518,689	521,924
Deferred tax liability - non-current	1,836	1,443
Operating lease liability, long-term	11,284	—
Other long-term liabilities	40,309	24,732
Total liabilities	628,594	595,538
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 shares authorized at December 31, 2019 and December 31, 2018; 35,534,558 and 35,353,296 shares issued and outstanding at December 31, 2019 and 2018, respectively.	355	353
Additional paid-in capital	371,311	361,628
Accumulated deficit	(235,474)	(222,403)
Accumulated other comprehensive loss	(2,408)	(3,774)
Total stockholders’ equity	133,784	135,804
Total liabilities and stockholders’ equity	$762,378	$731,342

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Revenues
Gaming operations	$51,558	$48,922	$210,534	$201,809
Equipment sales	26,228	23,173	94,180	83,490
Total revenues	77,786	72,095	304,714	285,299
Operating expenses
Cost of gaming operations(9)	10,234	10,206	40,955	39,268
Cost of equipment sales(9)	12,607	10,751	45,513	39,670
Selling, general and administrative	15,442	15,627	61,785	63,038
Research and development	9,163	8,371	34,338	31,745
Write-downs and other charges	53	5,471	6,912	8,753
Depreciation and amortization	22,472	19,751	91,474	77,535
Total operating expenses	69,971	70,177	280,977	260,009
Income from operations	7,815	1,918	23,737	25,290
Other expense (income)
Interest expense	8,494	9,354	36,248	37,607
Interest income	(51)	(45)	(163)	(207)
Loss on extinguishment and modification of debt	—	2,017	—	6,625
Other (income) expense	(486)	367	4,622	10,488
Loss before income taxes	(142)	(9,775)	(16,970)	(29,223)
Income tax benefit (expense)	1,565	(570)	5,449	8,377
Net income (loss)	1,423	(10,345)	(11,521)	(20,846)
Less: Net income attributable to non-controlling interests	-	-	(231)	-
Net income (loss) attributable to PlayAGS, Inc.	1,423	(10,345)	(11,752)	(20,846)
Foreign currency translation adjustment	1,769	(1,661)	1,366	29
Total comprehensive income (loss)	$3,192	$(12,006)	$(10,386)	$(20,817)

Basic and loss income per common share:
Basic	$0.04	$(0.29)	(0.33)	$(0.61)
Diluted	$0.04	$(0.29)	(0.33)	$(0.61)
Weighted average common shares outstanding:
Basic	35,448	35,353	35,424	34,404
Diluted	35,766	35,353	35,424	34,404

(9) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Twelve months ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(11,521)	$(20,846)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	91,474	77,535
Accretion of contract rights under development agreements and placement fees	6,378	4,552
Amortization of deferred loan costs and discount	1,917	1,826
Payment-in-kind interest payments	—	(37,624)
Write-off of deferred loan cost and discount	—	3,876
Stock-based compensation expense	9,001	10,933
Provision (benefit) for bad debts	294	(441)
Loss on disposition of assets	1,068	1,963
Impairment of assets	5,343	6,089
Fair value adjustment of contingent consideration	501	701
Deferred income tax	(1,927)	(970)
Changes in assets and liabilities that relate to operations:	—	—
Accounts receivable	(15,033)	(11,488)
Inventories	490	4,907
Prepaid expenses	715	(895)
Deposits and other	(449)	(748)
Other assets, non-current	6,565	12,204
Accounts payable and accrued liabilities	(6,827)	(6,063)
Net cash provided by operating activities	87,989	45,511
Cash flows from investing activities
Customer notes receivable	(2,382)	—
Business acquisitions, net of cash acquired	(54,935)	(4,452)
Purchase of intangible assets	(6,295)	(1,119)
Software development and other expenditures	(14,350)	(10,460)
Proceeds from disposition of assets	450	519
Purchases of property and equipment	(50,420)	(54,602)
Net used in investing activities	(127,932)	(70,114)
Cash flows from financing activities
Proceeds from incremental term loans	—	29,874
Repayment of first lien credit facilities	(5,387)	(5,211)
Repayment of senior secured credit facilities	—	(115,000)
Payments on equipment long term note payable and capital leases	(1,396)	(2,883)
Payment of deferred loan costs	—	(41)
Payment of financed placement fee obligations	(8,215)	(3,628)
Payment of previous acquisition obligation	(1,748)	—
Proceeds from stock option exercise	685	774
Proceeds from issuance of common stock	—	176,341
Initial public offering costs	—	(4,160)
Repurchase of shares	(1,320)	—
Distributions to non-controlling interest owners	(302)	—
Net cash (used in) provided by financing activities	(17,683)	76,066
Effect of exchange rates on cash and cash equivalents	4	(1)
(Decrease) increase in cash and cash equivalents	(57,622)	51,462
Cash, cash equivalents and restricted cash, beginning of period	70,804	19,342
Cash, cash equivalents and restricted cash, end of period	$13,182	$70,804
Supplemental cash flow information:
Cash paid during the period for interest	$33,567	$35,392
Cash paid during the period for taxes	$1,548	$1,742
Non-cash investing and financing activities:
Non-cash consideration given in business acquistion	$—	$500
Intangible assets obtained under placement fee arrangements	$40,338	$2,000
Leased assets obtained in exchange for new finance lease liabilities	$1,326	$1,454
Leased assets obtained in exchange for new operating lease liabilities	$13,048	$—

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, adjusted total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to PlayAGS, Inc.	$1,423	$(10,345)	$(11,752)	$(20,846)
Income tax (benefit) expense	(1,565)	570	(5,449)	(8,377)
Depreciation and amortization	22,472	19,751	91,474	77,535
Other (income) expense	(486)	367	4,622	10,488
Interest income	(51)	(45)	(163)	(207)
Interest expense	8,494	9,354	36,248	37,607
Write-downs and other(10)	53	5,471	6,912	8,753
Loss on extinguishment and modification of debt(11)	-	2,017	-	6,625
Other adjustments(12)	206	208	909	2,426
Other non-cash charges(13)	2,537	1,743	9,078	6,633
Legal and litigation expenses including settlement payments(14)	96	203	1,844	992
Acquisitions and integration related costs including restructuring and severance(15)	394	488	3,338	3,644
Non-cash stock-based compensation	3,692	1,766	9,001	10,933
Adjusted EBITDA	$37,265	$31,548	$146,062	$136,206

(Amounts in thousands, except Adjusted EBITDA margin)	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Total revenues	$77,786	$72,095	$304,714	$285,299
Adjusted EBITDA	$37,265	$31,548	$146,062	$136,206
Adjusted EBITDA margin	47.9%	43.8%	47.9%	47.7%

(10) Write-downs and other include items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(11) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written-off.

(12) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating in nature.

(13) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements.

(14) Legal and litigation related costs consist of payments to law firms and settlements for matters that are outside the normal course of business.

(15) Acquisitions and integration related costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of AGS iGaming and Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio and adjusted total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	December 31,	December 31,
	2019	2018
Total debt	$533,727	$538,799
Less: Cash and cash equivalents	13,162	70,726
Total net debt	$520,565	$468,073
LTM Adjusted EBITDA	$146,062	$136,206
Total net debt leverage ratio	3.6	3.4

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures and payments of in-kind interest related to the redemption of our HoldCo PIK notes. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within our discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(amounts in thousands)	Twelve months ended December 31, 2019	Nine months ended September 30, 2019	Three months ended December 31, 2019
Net cash provided by operating activities	$87,989	$62,481	$25,508
Purchase of intangible assets	(6,295)	(4,926)	(1,369)
Software development and other expenditures	(14,350)	(9,957)	(4,393)
Purchases of property and equipment	(50,420)	(38,760)	(11,660)
Free Cash Flow	$16,924	$8,838	$8,086

(amounts in thousands)	Twelve months ended December 31, 2018	Nine months ended September 30, 2018	Three months ended December, 2018
Net cash provided (used) by operating activities	$45,511	$13,320	$32,191
Purchase of intangible assets	(1,119)	(931)	(188)
Software development and other expenditures	(10,460)	(8,794)	(1,666)
Purchases of property and equipment	(54,602)	(34,457)	(20,145)
Payments-in-kind interest payments	37,624	37,624	-
Free Cash Flow	$16,954	$6,762	$10,192